CUSIP No. 269079109                             Page 7 of 7 Pages

                                                                       Exhibit A

             AGREEMENT PURSUANT TO RULE 13D-1(F)(1)


          The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of ES&L Bancorp, Inc. at December 31, 1999 and agree that this filing is filed on behalf of each of them.


     November 15, 2000          Valicenti Advisory Services, Inc.

                             /s/Vincent R. Valicenti
                              -------------------------------
                              Vincent R. Valicenti, President

     November 15, 2000       /s/Vincent R. Valicenti
                              -------------------------------
                              Vincent R. Valicenti